                   INDEPENDENCE INVESTMENT ASSOCIATES, INC.
                               and SUBSIDIARIES

                                CODE OF ETHICS

Independence Investment Associates, Inc. ("Independence Investment"), together with its subsidiaries Independence International Associates, Inc. ("Independence International") and Independence Fixed Income Associates, Inc. ("Independence Fixed Income") (collectively, "Independence"), is committed to the highest ethical and professional standards. This Code of Ethics provides guidance to officers and employees of Independence (collectively referred to as "employees") when they conduct any personal investment transactions. Employees are expected to place the interests of clients ahead of their personal interests and to treat all client accounts in a fair and equitable manner.

Employees are encouraged to raise any questions concerning the Code of Ethics with Patricia Thompson, Vice President and Compliance Officer (the "Compliance Officer").

CODE PROVISIONS
---------------

1. Ban on Transactions in Securities of Companies on the Working Lists and Ban on Transactions in Corporate Fixed Income Securities

No employee of Independence or "family member"/1/ of such an employee may trade in: (i) securities of companies on the Independence Investment domestic equity and real estate working lists (collectively, "the Domestic Working Lists"), or any securities or derivatives that derive their value principally from the value of securities of companies on the Domestic Working Lists; (ii) securities of companies on the Independence International international and Canadian working lists (collectively, the "International Working Lists"), or any securities or derivatives that derive their value principally from the value of securities of companies on the International Working Lists; or (iii) any corporate fixed income securities, domestic or international, or any securities or derivatives that derive their value principally from any corporate fixed income securities. Copies of the Domestic and International Working Lists are available from the Compliance Office. Exemptions may be requested by contacting the Compliance Office in writing. Exemptions may be granted for securities held at the time of employment, held at the time of an employee becoming subject to one of the above restrictions, held prior to a security being placed on a Working List or for other compelling reasons. The securities referenced in footnote 2 below are excluded from the bans contained in this section.

________________________
/1/For the purpose of this Code, the term "family member" means an employee's "significant other", spouse or other relative, whether related by blood, marriage or otherwise, who either (i) shares the same home, or (ii) is financially dependent upon the employee, or (iii) whose investments are controlled by the employee. The term also includes any unrelated individual for whom an employee controls investments and materially contributes to the individual's financial support.

2.       Pre-Clearance

Independence requires that all permitted personal trades for employees and their "family members", as defined in this Code, be pre-cleared. This requirement for pre-clearance approval applies to all transactions in debt and equity securities/2/ and derivatives which are not otherwise banned pursuant to this Code and includes private placements (including 144A's) whether described in footnote 2 below or not, in order to avoid any perception of favored treatment from other industry personnel or companies. Transactions in publicly-registered, tax-exempt, domestic debt securities (municipal bonds) are excluded from this pre-clearance requirement. A request for pre-clearance should be submitted in writing to the Compliance Office using the electronic pre-clearance system or a written equivalent and should contain:

         a) The employee's name and name of individual trading, if different,

         b) Name of security and ticker symbol, if publicly traded,

         c) CUSIP number, if publicly traded,

         d) Whether sale or purchase,

         e) If sale, date of purchase,

         f) If a private placement, the seller and/or the broker and whether or not the seller and/or the broker is one with whom the associate does business on a regular basis,

         g) The date of the request,

         h) The type of security and the appropriate trading room(s) for pre-clear,

         i) A statement that the employee has checked with the appropriate trading room(s) and that no trades of the security have been placed for client accounts and remain open, and

         j) The initialed approval of the appropriate trading room(s).

At present, there are five trading rooms: the Independence Investment domestic equity trading room, the Independence International international trading room, the Independence Investment corporate fixed income trading room, the Independence Investment global fixed income trading room and the Independence Fixed Income trading room in McLean, Virginia. Clearance of private placements or other transactions may be denied if the transaction would raise issues regarding the appearance of impropriety. A sample form for pre-clearance is attached. Please note that approval is effective only for the date granted.

_________________________
/2/Excludes (i) direct obligations of the Government of the united States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality (one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization) short-term debt instruments (maturity at issuance of less than 366 days), including repurchase agreements; and (iii) shares issued by registered open-end investment companies (mutual funds).

3.       No Purchases of Initial Public Offerings (IPOs)

In addition to the bans contained in Section 1, no employee or "family member" may purchase any newly issued publicly-offered securities until the next business (trading) day after the offering date and after receipt of pre-clearance approval. No purchase should be at other than the market price prevailing on, or subsequent to, such business day.

See also the prohibition on such purchases contained in a separate Independence policy, the Company Conflict and Business Practice Policy.

4.       Dealing with Brokers and Vendors

Independence employees should consult the Company Conflict and Business Practice Policy regarding business dealings with brokers and vendors. Certain activities may require the approval of the President of Independence and the General Counsel of John Hancock Life Insurance Company. Employees are reminded that any dealings with and/or potential expenditures involving public officials are further limited by Section X of the Company Conflict and Business Practice Policy.

5.       Service as Director

Employees should refer to the Company Conflict and Business Practice Policy regarding service on boards of publicly traded companies as well as service on certain privately held company, non-profit or association boards.

6.       Access Persons: Initial and Annual Disclosures of Personal Holdings

For purposes of Rule 17j-1 under the Investment Company Act of 1940, Independence has decided to treat all directors, officers and employees of Independence as though they were "access persons." Therefore, all directors, officers and employees of Independence, within 10 days after becoming an "access person" and annually thereafter, must disclose all securities in which they have any direct or indirect beneficial ownership, and the name of any broker, dealer or bank with whom the individual maintained an account in which any securities were held for the direct or indirect benefit of the individual. Any securities referenced in footnote 2, above, are exempted from this disclosure, as are any accounts over which the "access person" has no direct or indirect influence or control. Both "initial" and "annual" reports furnished under this section must contain the information required by Rule 17j-1(d)(1).

7.       Quarterly Reports

Independence requires all directors, officers and employees to file Individual Securities Transactions Reports ("Quarterlies") by the 10th day of the month following the close of a quarter. These are required of directors, officers and certain employees by Rule 204-2(a)(12) under the Investment Advisers Act of 1940 and by Rule 17j-1(d)(1) under the Investment Company Act of 1940 and must contain all of the information required by those rules. All securities transactions in which the individual has any direct or indirect beneficial ownership must be disclosed except for (i) transactions effected in any account over which the individual has no direct or indirect influence or control; and
(ii) transactions in the securities referenced in footnote 2 above. The format for these reports has changed and each individual should carefully review the information requested and be sure that all required information has been disclosed.

8.       Inside Information Policy and Procedures

Please refer to a separate Independence policy, the Company Inside Information Policy and Procedures. In addition to the reporting requirements under this Code of Ethics, employees are subject to certain reporting obligations under the Company Inside Information Policy and Procedures. These include reporting accounts over which the employee has investment discretion and a requirement that notice of each transaction in such an account be sent to the Compliance Officer within 10 days of a transaction.

The Standards of Practice Handbook (AIMR 1999), noted below, contains a useful discussion on the prohibition against the use of material, non-public information.

9.       Conflict of Interest and Business Practice Policy

As required by its parent company, Independence has adopted the Company Conflict and Business Practice Policy which is distributed annually to each employee for review and certification of compliance. The provisions of the Company Conflict and Business Practice Policy, therefore, are not incorporated within this Code of Ethics.

10.      Annual Report to the Board

Independence will be required to report annually to its Board of Directors that all employees have received a copy of this Code of Ethics and have certified their compliance.

Independence will summarize for the Board existing procedures and any changes made during the past year or recommended to be made, and will identify to the Board, and may identify to the Board of Directors of any registered investment company advised by Independence, any violations requiring significant remedial action during the past year.

11. Association for Investment Management and Research ("AIMR") Standards of Practice Handbook (9th Ed. 1999)

At Independence, some employees have earned the Chartered Financial Analyst designation ("CFA(R)") and are subject to the Code of Ethics and Standards of Professional Conduct contained in the AIMR Standards of Practice Handbook. Employees are reminded that the Handbook is an excellent resource for information on professional conduct. Copies are available from the Compliance Officer.

12.      Code of Ethics Enforcement

Employees are required annually to certify their compliance with this Code of Ethics. The Compliance Officer may grant exemptions/exceptions to the requirements of the Code on a case by case basis if the proposed conduct appears to involve no opportunity for abuse. All exceptions/exemptions shall be in writing and copies shall be maintained with a copy of the Code. A record shall be maintained of any decision to grant pre-clearance to a private placement transaction, or to grant an exemption to the ban on purchases of IPO's, together with the reasons supporting the decision. The Compliance Office will conduct post-trade monitoring and other audit procedures reasonably designed to assure compliance with the Code of Ethics. Employees are advised that the Code's procedures will be monitored and enforced, with potential sanctions for violations including a written warning, disgorgement of profits, fines, suspension, termination and, where required, reports to the AIMR or the appropriate regulatory authority. Copies of all reports filed, records of violations and copies of letters or other records of sanctions imposed will be maintained in a compliance file. Significant violations of the Code may be referred by the Compliance Officer to the Independence Board of Directors for review and/or appropriate action.

Adopted by the Independence Board of Directors on November 21, 1994. Amended and restated on February 27, 1996. Amended and restated as of January 15, 1997. Amended and restated as of May 12, 1998. Amended and restated as of February 28, 2000.

                    INDEPENDENCE INVESTMENT ASSOCIATES INC.
                               and SUBSIDIARIES

                 COMPANY CONFLICT AND BUSINESS PRACTICE POLICY


I.   RESTRICTIONS ON OUTSIDE ACTIVITIES

     Independence Investment Associates, Inc., together with its subsidiaries Independence International Associates, Inc. and Independence Fixed Income Associates, Inc. (collectively, "Independence"), encourages its officers and employees to become involved in charitable, civic, and trade association activities. Furthermore, recognizing that its officers and employees may wish to pursue additional opportunities, Independence does not have a blanket prohibition on outside employment or directorships.

     Outside activities which might directly or indirectly impact your duties to Independence, however, must be approved in writing by your manager and by the President of Independence. Whether a particular outside activity may be approved or continued in the future will depend on a variety of factors including the extent to which the proposed activity could violate any law or regulation, interfere with your responsibilities to Independence, involve prolonged absences during business hours, or compete or conflict with the interests of Independence. Additionally, the possibility of adverse publicity and potential liability will be weighed.

     Since changing circumstances may require a reappraisal of an officer's or employee's outside activities, Independence reserves the right to revoke a prior consent to engage in any outside activity at any time.

     Charitable, Civic or Trade Association Activities: No officer or employee may engage in any charitable, civic or trade association activity which could interfere with the officer's or employee's obligations to Independence, involve prolonged absences during business hours, or otherwise compete or conflict with any Independence interest, unless the officer or employee has first obtained the written consent of his or her manager and the President of Independence.

     Example: You are a member of your local college alumni association. You have been asked to chair the college's annual fundraising campaign, a position which could involve prolonged absences from the office during company business hours. Before you agree to chair the fundraising campaign, you must obtain the prior written consent of both your manager and the President of Independence.

     Commercial Activities: No officer or employee may accept employment or provide any service to any third party, whether as a consultant, partner, proprietor or in any other capacity, which employment or service could interfere with the officer's or employee's obligations to Independence, involve prolonged absences during business hours, or otherwise compete or conflict with any Independence interest, unless the officer or employee has first obtained the written consent of his or her manager and the President of Independence.

     Example: You are a portfolio manager and are considering teaching an evening course on "Introduction to Investments" at a local university.
     Your course will not require preparation of material on company time or otherwise compete or conflict with any Independence interest. You need not obtain the prior written consent of your manager and the President of Independence. If it is unclear whether an activity competes or conflicts with an Independence interest, you would have to obtain the requisite written consent.

     Outside Directorships: No officer or employee may serve as a director or trustee of any company or business enterprise which service could interfere with the officer's or employee's obligations to Independence, involve prolonged absences during business hours, or otherwise compete or conflict with any Independence interest, unless the officer or employee has first obtained the written consent of his or her manager and the President of Independence. In no event may any officer or employee serve as a director of any enterprise, the securities of which are publicly traded or are expected to be sold to the public, without first obtaining the written consent of the President of Independence and the Chairman of the Board of John Hancock Life Insurance Company ("Hancock") or in the Chairman's absence, the President of Hancock.

     Example: You are asked to serve on the board of a public company. You must obtain the prior written approval of the President of Independence and the Chairman of the Board of Hancock.

II.  RESTRICTIONS ON PERSONAL INVESTMENTS OR BUSINESS RELATIONSHIPS

     Independence officers and employees may not, directly or indirectly, make personal investments or enter into financial or business relationships that conflict with the investments, relationships or activities of Independence./1/

     Set forth below are certain rules designed to aid in the implementation of this policy. Because of the myriad of circumstances in which conflicts may develop, an exhaustive review of all potential conflict situations is not possible. The following rules represent some of the more common conflicts that may arise.


----------------------------------
/1/ For the purpose of this policy, the activities of Independence include activities for or on behalf of Independence, its subsidiaries or affiliates or for or on behalf of any customer or client of Independence.

     It is the obligation of each officer and employee to be sensitive to any potential or actual conflict and to the appearance of conflict. In determining whether a proposed personal investment or activity might create a conflict, officers and employees should err on the side of nonparticipation in any investment or activity that may conflict or appear to conflict with any interest of Independence. Any such conflict must be discussed with and disclosed to the President of Independence.

     Impairment of Judgment: No officer or employee may make any decision to buy or sell any personal investment or enter into any financial or business relationship or participate in any transaction which would impair his or her independence of judgment or adversely affect the performance of his or her duties in the best interests of Independence. In furtherance of this general rule, Independence prohibits any officer or employee responsible for the relationship between Independence and another business enterprise from making any investment in or entering into any business or financial relationship with such other enterprise for his or her own account or for the account of any family member./2/

     Example: You have ongoing oversight responsibility for an Independence investment in a company going through restructuring. You may not enter into any other business or financial relationship with members of the company's management team.

     Use of Position for Personal Profit: No officer or employee may use his or her position with Independence for personal profit or gain or for the profit or gain of any family member. No officer or employee may purchase any security, make any investment or enter into any transaction which, because of his or her position, is offered as a personal favor or is made available on terms or conditions more favorable than those generally available to the public.

     Example: You are responsible for purchasing data processing equipment for Independence. You may not ask or allow an equipment supplier doing business with Independence to supply equipment to your spouse's business at a special rate.

     Personal Use of Confidential or Proprietary Information: No officer or employee may make personal use of confidential or proprietary information acquired as an officer or employee of Independence, including using such information to make any decision to buy or sell any securities, real property, personal property or other investment or to enter into any financial or business relationship for his or her own account or for the account of any family member.


------------------------------
/2/For purposes of this Policy, any reference to "family member" means an officer's or employee's "significant other", spouse or other relative, whether related by blood, marriage or otherwise, who either (i) shares the same home,
(ii) is financially dependent upon the officer or employee, or (iii) whose investments are controlled by the officer or employee. The term also includes any unrelated individual whose investments are controlled by and to whose financial support the officer or employee materially contributes.

to enter into any financial or business relationship for his or her own account or for the account of any family member.

     Example: You are a portfolio manager and have access to proprietary information, such as a current investment strategy prepared for use by Independence for clients' investments. You may not rely on that material to make personal investments.

     Appropriation of Business Opportunity: No officer or employee may appropriate for his or her benefit or for the benefit of any family member any business opportunity which is discovered or developed in the course of company duties and which relates to any business in which Independence engages or may engage.

     Example: You understand that Independence is seeking to expand its office space. A broker contacts you to indicate that a parcel of commercial real estate is available for sale. You may not acquire or offer to acquire the property unless you have offered it to Independence and the appropriate officers and committees have declined to purchase the property.

     Competition with Independence:   In addition to being prohibited from
investing in the securities of certain companies pursuant to the Independence Code of Ethics, no officer or employee may acquire or dispose of any investment for his or her own account or the account of any family member if such investment activity would compete with any current or proposed investment activity of Independence. All personal securities transactions must be submitted to pre-clearance for approval as provided in the Independence Code of Ethics.

     Example: During the preclearance of a personal sale of a 100 share investment in a non-working list company, you discover that Independence is selling a small holding of that security out of a new client's account.
     You must wait until the day following the completion of the transaction by Independence, to preclear your transaction and complete your personal trade.

III. BAN ON PURCHASING INITIAL PUBLIC OFFERINGS

     Under the Independence Code of Ethics, no employee or any "family member" of the employee may purchase any securities offered in an initial public offering until the next business (trading) day after the offering date.

     Example: You are an Independence employee. Your broker calls you to inform you of an initial public offering of a non-working list high technology domestic company. He tells you there is strong demand for the offering and the issue is likely to be oversubscribed. You may not purchase any stock in the public offering. Subject to pre-clear approval, you may purchase the security on the business day after the security began to trade, at the market price in effect on such business day.

IV.  PERSONAL INVESTMENTS AND FINANCIAL RELATIONSHIPS AFFECTING COMPANY ACTIVITY

     The prior sections outline the Independence policy concerning decisions by officers and employees to engage in outside activities or make personal investments. Recognizing that some officers and employees have existing relationships and investments, this section contains a guideline based upon applicable law concerning how those investments or relationships may restrict the officer's or employee's role in investment decisions.

     Transactions Requiring Disclosure - Other Interest: No officer or employee shall recommend or otherwise participate in any decision to purchase, sell or retain any Independence investment, if the officer or employee or member of his or her family holds, directly or indirectly, any interest in the corporation or business enterprise which is the subject of the recommendation or decision and such interest is not fully disclosed at all stages of the approval process.

     Example:  You own one tenth of 1% of the shares of a supermarket chain.
     You may recommend that Independence invest in the chain if your interest is disclosed at all stages of the investment decision.

V.   INSIDER TRADING

     Federal and state securities laws make it unlawful to misuse "inside" information. "Inside" information is material, nonpublic information which has been provided on a confidential basis or in breach of a fiduciary duty. Information is "material" if there is a substantial likelihood that its disclosure would affect either the market value of outstanding securities or a reasonable investor's decision to buy, sell or hold the securities. Information is "nonpublic" so long as it has not been released to the investing public through recognized channels of distribution, such as the national business and financial wire services, news services, national newspapers, or in a publicly disseminated disclosure document such as a proxy or prospectus.

     The misuse of "inside" information includes the purchase or sale of securities on the basis of such information, whether for an account managed by Independence or for the account of Independence, yourself, a family member, or anyone else. Misuse also includes "tipping" such information to anyone or using it as the basis for recommending the purchase or sale of a security. Courts have further found the misappropriation of confidential information from an employer in connection with the purchase or sale of securities, contrary to the employee's duty to the employer, also constitutes the misuse of "inside" information.

     For a more detailed discussion, employees should review Independence's Inside Information Policy and Procedures. If at any time you have any questions regarding "inside" information, do not hesitate to contact Independence's Compliance Officer or the John Hancock Life Insurance Company Compliance Office ("Hancock Compliance Office").

     Trading on Inside Information: No officer or employee may utilize or take advantage of "inside" information to purchase or sell or recommend or direct the purchase or sale of a security.

     Example: You meet with an employee of a manufacturing corporation and learn that the corporation is about to be acquired by a larger corporation. The proposed acquisition has not yet been publicly disclosed. If you buy or sell securities of either corporation for yourself or for Independence or a client account, you will violate the securities laws.

     Non-Disclosure of Inside Information: No officer or employee may disclose "inside" information to any person unless such disclosure is both necessary to effectively carry out the project or transaction with respect to which the information was furnished and authorized by both the Independence Compliance Officer and the Hancock Compliance Office.

     Example: In the course of reviewing an investment opportunity you learn that the corporation is planning to sell one of its subsidiaries. You may discuss this information only as authorized by the Independence Compliance Officer and the Hancock Compliance Office and only as necessary to effectively carry out your review. You may not disclose it, even to sales, trading or research personnel at Independence, unless authorized and necessary as set forth above.

     Recommending Securities or Tipping: No officer or employee may engage in "tipping" or solicit or recommend, whether formally or informally, orally or in writing, the purchase or sale of any security based on "inside" information relevant to that security.

     Example: You meet with a director of a public company and learn that it is about to merge with another corporation. The proposed merger has not been publicly disclosed. You pass the information on to your neighbors and they purchase securities of either corporation. You and your neighbors may have violated the securities laws.

VI.  COMPENSATION AND GIFTS

     Receipt and Giving of Gifts, Entertainment or Favors: No officer or employee or member of his or her family, directly or indirectly, may give or receive any money or gift or other favor from or to anyone with whom Independence has or is likely to have any business dealings. Excepted from this prohibition are gifts, entertainment or favors of nominal value (i.e., less than $100.00 retail value) such as calendars, diaries, and pens, which are customarily associated with ethical business practices, and which cannot be reasonably interpreted by others as bringing discredit to Independence, as offering an improper inducement to the recipient, or placing the recipient under an obligation to the donor. When special circumstances, such as customary, international business practices, justify a specific exception, the request for an exception should be submitted by the President of Independence or the Compliance Officer to the Hancock Legal Department for discussion with the General Counsel of John Hancock Life Insurance Company. Employees are reminded that additional rules apply when you are giving anything of value to public employees. See Section X.

     Example: You are a human resource manager. A long standing vendor contacts you to discuss doing additional business with Independence. You may receive a gift or meal as long as the value is less than $100.00 and as long as the gift or meal cannot reasonably be interpreted as placing you under an obligation to the vendor.

VII. MISUSE OR MISREPRESENTATION OF CORPORATE POSITION

     Misuse of Corporate Position with Independence: No officer or employee may use his or her position with Independence to further any personal interests.

     Example: A caterer, owned by a family member, submits a bid for the catering for a luncheon meeting. You should inform the President of Independence of this conflict and refrain from participating in the decision to select a caterer.

     Misuse of Company Facilities: No officer or employee may use company facilities, equipment or material other than for corporate business.

     Example: You are planning a high school reunion. You may not use the corporate postage meter to mail reunion information to your former classmates.

     Again, see the particular rules relating to public employees and campaign activities contained in Section X.

     Misrepresentation of Company Position: No officer or employee may use his or her corporate position in any manner that would lead someone outside Independence to believe that the officer or employee is acting within the scope of his or her corporate duties or on behalf of Independence when he or she is not.

     Example: You write a letter to the editor of a local newspaper expressing your personal views on a particular subject. You may not attempt to bolster your position by identifying yourself as a representative of Independence.

VIII.     NON-DISCLOSURE OF COMPANY INFORMATION

          Non-disclosure of Confidential Information: No officer or employee may disclose to any third party any confidential or proprietary information concerning Independence or its businesses, products, services, practices, customers, clients, prospects or financial condition unless necessary in the proper performance of his or her duties or required by law or approved by the President of Independence. Disclosure of confidential or proprietary information may not only subject Independence to legal liability, but also could subject the person who discloses the information to liability.

          Example: A competitor asks you for information about the start-up costs associated with a new fund. You may not disclose the information without the prior approval of the President of Independence.

          Limitations on Disclosures to Officers and Employees: No officer or employee may disclose confidential or proprietary information to any other officer or employee except for legitimate corporate purposes.

          Example: You are responsible for maintaining payroll records. Out of personal interest, a fellow worker asks about bonuses recently paid to others. You may not disclose the information.

IX.       ANTITRUST

          The antitrust laws promote and safeguard the free enterprise system by assuring that there is vigorous competition at all levels of trade. Any activity or conduct which reduces or eliminates competition may be subject to antitrust scrutiny.

          The principal federal antitrust laws are the Sherman Act, the Clayton Act and the Federal Trade Commission Act. Additionally, many states have enacted state antitrust and trade regulation laws which generally parallel the federal laws.

          A violation of the federal or state antitrust laws could subject both Independence and the individuals who authorize or participate in the prohibited conduct to substantial civil and criminal liability.

Competitor Relationships

          Price Fixing: No officer or employee may attend any meeting or participate in any discussion, agreement or understanding with any competitor which relates in any way to the prices or terms offered or to be offered to any customer.

     Any kind of mutual understanding with a competitor, whether formal or informal, oral or written, express or implied, which directly or indirectly relates to any element of the price or terms or conditions of a current or future sale or transaction is illegal. No actual agreement is necessary as the mere expectation that a common course of action will be adopted by the competitors involved is sufficient. Prohibited activities include attempts to increase, decrease, maintain, or stabilize prices or to standardize terms to achieve the same result. No specific price need be set. For purposes of the antitrust law, price includes anything that impacts the cost to the provider or the value received by the customer.

     Example: You overhear a competitor volunteering that his company has decided to increase its investment advisory fees by 10%. He asks another competitor what their plans are. The information offered and elicited is precisely the kind which could be the basis of an antitrust suit.

     Market Allocation: No officer or employee may attend any meeting or participate in any discussion, agreement or understanding with any competitor which relates in any way to the allocation or division of customers, territories or markets or to the availability of any product or service.

     Example: You may not agree to refrain from doing business in Ohio so long as a competitor agrees to refrain from doing business in Massachusetts.

     Group Boycotts: No officer or employee may attend any meeting or participate in any discussion, agreement or understanding with any competitor which relates in any way to a boycott or refusal to deal with any third party. As long as Independence proceeds individually and lawfully for proper business purposes, it is free to choose with whom it will do business and on what terms. Independence may not however, agree with a competitor not to deal with an existing or potential customer, supplier, or competitor.

          Example:  You may not enter into an agreement with competitors of
          -------
     Independence to boycott a certain securities firm or refuse to accept business from a particular class of applicants.

Some Specific Warnings and Applications

     Direct Contacts with Competitors: Representatives of Independence whose duties bring them in frequent contact with competing companies must be especially cautious. Any opportunity to exchange competitively sensitive information, whether in the course of a phone conversation or a formal or informal trade or professional association gathering, coupled with subsequent uniform action, may give rise to the inference that an unlawful understanding involving Independence was reached. To minimize the risk to Independence, its officers and employees, representatives of Independence must take affirmative action to negate any such inference. If sensitive information is raised by a competitor in the presence


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of a company representative, every reasonable effort should be made to terminate the conversation, whether or not the representative is actively involved in the conversation. If such information is raised during a formal meeting of a trade or professional association and efforts to immediately terminate the discussion are unsuccessful, the representative of Independence must leave the meeting and insist that the minutes reflect both the representative's objection and departure. Additionally, the John Hancock General Counsel should be notified immediately.

     Direct Exchange of Information: The exchange of information among competitors is not in and of itself a violation of the antitrust laws. However, there are a myriad of rules limiting the kind of information which may be exchanged and how that information is to be exchanged. Accordingly, advice should be sought from the John Hancock General Counsel regarding any proposed exchange of competitively sensitive information.

Customer and Supplier Relationships

     Reciprocity: No officer or employee may suggest or imply to a supplier that the patronage of Independence depends on the supplier's becoming a customer or on the supplier's continuing to make purchases from Independence.

     Example: The company is one of the principal customers of a cleaning firm. You may not suggest or imply that the extension of the firm's contract is dependent on the firm's purchase of a company product or service.

     Tie-In Sales: No officer or employee may condition the sale of one product or service on the purchase of a separate product or service or otherwise force the buyer into accepting the purchase of both products or services. It is unlawful for Independence to take advantage of its dominant position with respect to one product to force the purchase of a second, separate product. Tie-in sales are best avoided by offering distinct products separately and marketing each on its own merits.

     Disparagement of a Competitor: No officer or employee may make any statement regarding any competitor, its personnel, products or services which he or she does not know to be true. A false statement regarding a competitor may constitute an unfair trade practice, a violation of the antitrust laws, or the basis of a defamation suit.

     Example: In the course of a sales presentation, you may not make the false statement that a competitor is nearly insolvent and will soon withdraw from the market.



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X.   CAMPAIGN CONTRIBUTIONS AND EXPENDITURES ON PUBLIC OFFICIALS

     Political Activities - Use of Corporate Funds: No officer or employee may make or authorize any contribution by Independence or expenditure by Independence for or on behalf of any political party, organization, committee, candidate, or public official or in connection with any political caucus, convention or election, except as permitted by law and approved by John Hancock Life Insurance Company ("Hancock") Vice President & Counsel Michael H. Studley. Under federal and many state laws, prohibited corporate contributions and expenditures include the donation of company funds, the use of corporate facilities, including office space, and duplicating, telephone or word processing equipment, and the donation of the services of corporate employees to the campaign committee of a candidate.

     Example: Having made certain that Independence does not have a substantial interest in legislation before the Massachusetts legislature which the proposed speaker is in a position to affect, you may seek permission from Hancock Vice President & Counsel Michael H. Studley to pay an honorarium to a Massachusetts state legislator for a speech to be given at a scheduled forum. Providing you have complied with all the other requirements of the Commonwealth's law, Mr. Studley may elect to approve such a payment.

     Meals, Entertainment, Travel, Lodging and Gifts: No officer or employee may make or authorize for Independence any payment or reimbursement for any meal, entertainment, travel, lodging, or other gift made for or on behalf of any federal , state, county, or municipal employee, except as permitted by law and approved by Hancock Vice President & Counsel Michael H. Studley. To meet this requirement, all Independence employees should obtain written approval from the President, Chief Operating Officer, or Director of Marketing of Independence, who will coordinate such issues with Mr. Studley.

     Example: Without regard to the source of funds, Independence may not directly or indirectly pay or reimburse for the meal, travel, lodging or entertainment expenses of any federal, state, county or municipal employee except as permitted by law and authorized by one of the above Independence officers and by Mr. Studley.

XI.  MISCELLANEOUS

     International Operations: No officer or employee involved in corporate business outside the United States may make or authorize any payment or transfer of anything of value to any foreign public official except as may be permitted by applicable law and approved by the General Counsel of John Hancock Life Insurance Company. Under federal law, the General Counsel is not permitted to approve payments to a foreign official to induce the official to violate his or her lawful duty, but may approve certain payments to

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expedite the performance of "routine governmental action", as that term is defined in the Foreign Corrupt Practices Act.

     Accounting Records: Officers and employees may not establish an undisclosed or unrecorded fund for any payments and may not make any false or incomplete entry in the corporate books and records. The financial and accounting books and records of Independence must accurately reflect all corporate transactions including the use of corporate funds or assets for the purposes described in the preceding paragraph.

     Cash Receipts: Any officer or employee who receives on behalf of Independence an aggregate amount exceeding $10,000 in cash as part of one or more related transactions must immediately advise the President of Independence so that the appropriate filing can be made with the Internal Revenue Service not later than fifteen days after the officer's or employee's receipt of the cash.

Amended and restated February 27, 1996.
Amended and restated as of January 15, 1997.
Amended and restated as of May 12, 1998.
Amended and restated as of February 28, 2000.



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